Exhibit 99.1
August 9, 2024

Dear Board of Directors —

It is with frustration and genuine sadness that I resign as MarketWise’s Chief Executive Officer.

In addition, I would like to resign as Chairman of the Board (while retaining my board seat, at least until I’m able to sell my stake in the company.)

I sincerely hope that we can find new leadership that’s capable of continuing the work I began — to bring in new, high quality editorial talent (like I have done with Jeff Brown and Brad Thomas), to continue treating our shareholders well, with ongoing dividends and with sensible return on invested capital guidelines for all of our businesses, and, most of all, to ensure that MarketWise never again tolerates the kind of marketing abuses and lack of editorial control that existed while I was away from the company.

I am resigning because after ten months of negotiating for the sale of my company, Porter & Co., to MarketWise we have been unable to come to terms. As you know, once the board delegated its authority to acquire Porter & Co. to a special committee of independent directors, that special committee became bound to follow the legal direction of its outside counsel, lest the members of the special committee subject themselves to personal liability by closing the deal without counsel’s endorsement. As result, I never had the opportunity to negotiate fairly with my partners. Instead, I was left trying to negotiate a “friendly transaction” with what appear to be some of the fiercest litigators in the United States.

It was like trying to share a ham sandwich with a pit bull.

It is a mystery to me why the special committee has found itself unable to work with its counsel in a manner that would allow this deal to close on mutually agreeable terms in a timely manner. It was abundantly clear that the acquisition had the support of the overwhelming majority of shareholders and is manifestly in the best interest of the company.

After all, the opportunity to purchase for only $10 million up front (25% of the purchase price), a business with more than 25,000 customers that produced $28 million in billings in 2023, that boasted a $1,999 ARPU that year, and that is on track this year to grow its subscriber base by 30% — shouldn’t have been a hard sell. My company, its employees, its products, its business practices and its financial results were all known directly by the owners of MarketWise. We’ve been business partners for almost 30 years.

The fact is, Porter & Co. is a better business, per subscriber, than any business that MarketWise currently owns. I was willing to sell 100% of this business to MarketWise for less than the cash it’s likely to produce during the payment period. In short, I was going to give you a great business, that would pay for itself.

All you had to do was say yes.

And yet, after signing a letter of intent on November 3rd of last year (!), the committee and its counsel have been unable – or unwilling – to allow this acquisition to close. After spending more than half a million dollars on this deal (and after working for you for free for 10 months) I simply cannot continue this process.

Regrettably, I must, and hereby do, resign as Chairman and CEO of MarketWise.

Sincerely,
Porter Stansberry
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